SE GLOBAL EQUITIES CORP.
(a development stage company)
(formerly Future Technologies, Inc.)

PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2000

(Unaudited)

INTRODUCTION
PRO-FORMA CONSOLIDATED BALANCE SHEET
PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
NOTES TO PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS

SE GLOBAL EQUITIES CORP. (a development stage company) (formerly Future Technologies, Inc.) PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000

(Unaudited)

INTRODUCTION

Effective February 21, 2001, Future Technologies, Inc. ("FTUT"), a Minnesota corporation issued 12,873,944 shares of restricted common stock to the shareholders of SE Global Equities, Inc. (a development stage company) ("SEG Cayman"), a Cayman Islands corporation, in exchange for all of the issued and outstanding shares of SEG Cayman. In connection with this transaction, FTUT changed its name to SE Global Equities Corp. ("SEG Equities") effective April 23, 2001. Prior to this transaction, SEG Cayman was a majority owned subsidiary of Capital Alliance Group Inc. ("CAG"), a publicly traded British Columbia corporation listed on the CDNX.

This acquisition will be accounted for as a reverse merger whereby the purchase method of accounting will be used with SEG Cayman being treated as the accounting parent (acquirer) and SEG Equities (formerly FTUT) being treated as the accounting subsidiary (acquiree). The goodwill resulting from this acquisition will be amortized on a straight-line basis over 60 months.

The pro-forma consolidated balance sheet has been prepared to reflect the consolidated financial position of SEG Equities as at December 31, 2000 assuming the acquisition of SEG Cayman had occurred effective December 31, 2000. The pro-forma consolidated statement of operations has been prepared to reflect the consolidated results of SEG Equities' operations for the year ended December 31, 2000 assuming the acquisition of SEG Cayman had occurred effective January 1, 2000.

The pro-forma consolidated financial statements are based on the following audited financial statements:

  SEG Equities (formerly FTUT) - as at September 30, 2000 and the year then ended.

  SEG Cayman - as at December 31, 2000 and the 11 month period then ended.

In each case, the underlying financial statements have been adjusted in order to reflect the financial position of each company as at December 31, 2000 and the results of their operations for the year then ended. This has been done so that the pro-forma consolidated financial statements coincide with the reporting periods for SEG Cayman and CAG and the future reporting period of SEG Equities.

These pro-forma consolidated financial statements should be read in conjunction with FTUT's September 30, 2000 audited financial statements as filed on Form 10-K.

SE GLOBAL EQUITIES CORP.
(a development stage company)
(formerly Future Technologies , Inc.)
PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2000
(unaudited)									(expressed in United States dollars)

									Pro-Forma
									Consolidated
	SEG Equities	SEG Cayman	Pro-Forma Adjustments						SEG Equities
	Year Ended	11 Months Ended							Year Ended
	30-Sep-00	31-Dec-00							31-Dec-00

EXPENSES
Depreciation and amortization	$ -	$ 127,802					(5)	36,732	$ 164,534
Consulting	-	533,593	(1)	20,810					554,403
General and administration	8,336	608,533	(1)	28,169					645,038
Website development costs	-	674,890	(1)	34,415					709,305

LOSS BEFORE THE FOLLOWING	(8,336)	(1,944,818)							(2,073,280)

INTEREST AND OTHER INCOME	-	69,878			(4)	(44,878)			25,000
LEASE INTEREST EXPENSE	-	(14,529)							(14,529)

NET LOSS FOR THE PERIOD	$ (8,336)	$ (1,889,469)							$ (2,062,809)

LOSS PER SHARE	$ (0.01)								$ (0.14)

WEIGHTED AVERAGE
SHARES OUTSTANDING	1,433,588		(1)	33,202			(6)	12,873,944	14,340,734

The accompanying notes are an integral part of these pro-forma consolidated financial statements

SE GLOBAL EQUITIES CORP.
(a development stage company)
(formerly Future Technologies , Inc.)
PRO-FORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2000
(unaudited)							(expressed in United States dollars)

									Pro-Forma
	SEG Equities	SEG Cayman	Pro-Forma Adjustments						Consolidated
									SEG Equities
	30-Sep-00	31-Dec-00							31-Dec-00
ASSETS
CURRENT
Cash and short term-investments	$ 599	$ 1,447,545	(1)	680					$ 1,448,824
Prepaid expenses	-	18,679							18,679
	599	1,466,224							1,467,503

RESTRICTED CASH	-	308,901							308,901
FIXED ASSETS	-	251,299							251,299
GOODWILL	-	-			(3)	183,662			183,662

	$ 599	$ 2,026,424							$ 2,211,365
LIABILITIES
CURRENT
Accounts payable	$ -	$ 23,843							$ 23,843
Lease obligation - current	-	93,540							93,540
	-	117,383							117,383
DUE TO PARENT COMPANY	-	1,517,279	(2)	(1,346,139)					171,140
LEASE OBLIGATION	-	147,532							147,532
	-	1,782,194							436,055
STOCKHOLDERS' EQUITY
CAPITAL STOCK	14,971	1	(2)	379,600	(3)	(14,971)	(7)	(235,891)	143,710
COMMON SHARE SUBSCRIPTIONS	-	2,418,086	(2)	(2,418,086)					-
ADDITIONAL PAID-IN CAPITAL	56,740	-	(2)	3,384,625	(3)	128,201	(7)	235,891	3,805,457
COMPREHENSIVE INCOME (LOSS)	-	(2,915)							(2,915)
ACCUMULATED DEFICIT	(71,112)	(2,170,942)	(1)	680	(3)	70,432			(2,170,942)
	599	244,230							1,775,310
	$ 599	$ 2,026,424							$ 2,211,365

The accompanying notes are an integral part of these pro-forma consolidated financial statements

SE GLOBAL EQUITIES CORP. (a development stage company) (formerly Future Technologies, Inc.) PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000

(Unaudited)

NOTE 1 - ACQUISITION

Effective February 21, 2001, SEG Equities (formerly FTUT) acquired 100 % of the issued and outstanding shares of SEG Cayman in exchange for 12,873,944 shares of restricted common stock of SEG Equities. As a result of this transaction, the former shareholders of SEG Cayman own 89.6% of SEG Equities (formerly FTUT) representing 12,873,944 of the 14,371,029 total issued and outstanding shares.

For purposes of these pro-forma consolidated financial statements, this acquisition has been accounted for as a reverse merger whereby the purchase method of accounting has been used with SEG Cayman being treated as the accounting parent (acquirer) and SEG Equities (formerly FTUT) being treated as the accounting subsidiary (acquiree). The goodwill resulting from this acquisition will be amortized on a straight-line basis over 60 months.

The purchase price has been allocated as follows:

Assets acquired at fair value:
Current assets - cash	$ 1,279
Goodwill	183,662

184,941
Liabilities acquired at fair value:	-

Purchase price	$ 184,941

NOTE 2 - PRO-FORMA ADJUSTMENTS

  Amendment to accounting period

  The financial statements of both SEG Equities and SEG Cayman have been adjusted as follows so that the financial information of both companies is for the 12 month period ended December 31, 2000.

	Adjustment to SEG Equities	Adjustment to SEG Cayman	Total Adjustment
Adjustments to Balance Sheet
Cash and short-term investment	$ 680	$ -	$ 680

Adjustments to Statement of Operations
Consulting	$ -	$ 20,810	$ 20,810
General and administration	325	27,844	28,169
Website development costs	-	34,415	34,415

	$ 325	$ 83,069	$ 83,394

Weighted Average Shares Outstanding	33,202	-	33,202

SE GLOBAL EQUITIES CORP. (a development stage company) (formerly Future Technologies, Inc.) PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000

  (Unaudited)

  NOTE 2 - PRO-FORMA ADJUSTMENTS (cont'd)

  Issuance of common shares of SEG Cayman

  Effective January 29, 2001, SEG Cayman issued 296,100,728 of its $HK 0.01 par value common shares on conversion of certain amounts as follows. These shares were subsequently acquired by SEG Equities as described in Note 1.

SEG Cayman Common Shares Issued	Issued on Conversion of:	Adjustment to Capital Stock	Adjustment to Additional Paid in Capital	Total Adjustment

269,999,998	Advances from CAG	$ 346,139	$ -	$ 346,139
7,692,308	Advances from CAG	9,862	990,138	1,000,000

		356,001	990,138	1,346,139
18,408,422	Common Share Subscriptions	23,599	2,394,487	2,418,086

		$ 379,600	$ 3,384,625	$ 3,764,225

  Allocation of purchase price

  The purchase price of $184,941 as described in Note 1 has been allocated to goodwill and the elimination of the stockholders' equity of SEG Equities (the accounting subsidiary) as follows:

Total Adjustment

Goodwill	$ 183,662
SEG Equities share capital	14,971
SEG Equities additional paid in capital	56,740
SEG Equities accumulated deficit	(70,432)

SEG Cayman additional paid in capital	$ 184,941

  Estimate of interest and other income

  SEG Cayman has certain cash and short-term investments which are interest bearing. Based on the expected draw down of these funds to meet the cash requirements of the company, the estimated interest earned on these funds would be $25,000. As a result, a pro-forma adjustment has been recorded to reduce the interest and other income amount by $44,878.

SE GLOBAL EQUITIES CORP. (a development stage company) (formerly Future Technologies, Inc.) PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000

  (Unaudited)

  NOTE 2 - PRO-FORMA ADJUSTMENTS (cont'd)

  Amortization of goodwill

  As described in Notes 1 and 2(3), the allocation of the purchase price to the fair value of the net assets of SEG Equities results in the recording of $183,662 of goodwill. The Company amortizes goodwill on a straight-line basis over 60 months. The following pro-forma adjustment assumes this goodwill arose effective January 1, 2000.

Total Adjustment
Amortization of goodwill for the year ended December 31, 2000	$ 36,732

  Weighted average shares outstanding

  The following pro-forma adjustments are required to convert the weighted average shares outstanding from the year ended September 30, 2000 to the year ended December 31, 2000 as described in Note 2(1) and to reflect the shares of SEG Equities issued to acquire SEG Cayman assuming an effective date of January 1, 2000.

Weighted average shares outstanding: For the year ended September 30, 2000 Adjusted to the year ended December 31, 2000	1,433,588 33,202

For the year ended December 31, 2000 Adjustment for shares issued on reverse merger	1,466,790 12,873,944

Pro-forma weighted average shares outstanding For the year ended December 31, 2000	14,340,734

  Restatement of share capital under reverse merger accounting

In accounting for this transaction using reverse merger accounting, the legal share capital is that of SEG Equities, the legal parent, and the amount of share capital is that of SEG Cayman, the accounting parent. Upon completion of this transaction, SEG Equities has 14,371,029 of its $US 0.01 par value common shares issued and outstanding which requires the following pro-forma adjustments to reconcile.

	Capital Stock	Additional Paid in Capital	Total Share Capital

SEG Equities as at December 31, 2000	$ 14,971	$ 56,740	$ 71,711
SEG Cayman as at December 31, 2000	1	-	1
Pro-forma adjustment # 2	379,600	3,384,625	3,764,225
Pro-forma adjustment # 3	(14,971)	128,201	113,230
Pro-forma adjustment # 7 to reconcile	(235,891)	235,891	-

Pro-forma balance, December 31, 2000	$ 143,710	$ 3,805,457	$ 3,949,167